Exhibit 10.01

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February __, 2009 (“Effective Date”) by and between INNOVATIVE CARD TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and RICHARD NATHAN (“Executive”), with reference to the following facts:

RECITALS

A.            Innovative Card Technologies, Inc., a Delaware corporation (the “Company”), is a public company that develops and markets secure powered cards for payment, identification, physical and logical access applications.

B.            The Company desires to employ the Executive, and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

TERMS

1.             Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth. Irrespective of the date on which this Agreement is executed, Executive’s date of employment with the Company is November 17, 2008.

2.             Duties. Subject to the terms and provisions of this Agreement, Executive is hereby employed by the Company as Chief Executive Officer and President of the Company. Executive shall have full responsibility and authority for such duties as customarily are associated with service as Chief Executive Officer and President of the Company at the direction of the Board of Directors of the Company (the “Board”). Executive shall faithfully and diligently perform such duties assigned to Executive and shall report directly to the Board.

3.             Scope of Services. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company’s business.

4.             At-Will. Executive’s employment with the Company shall be at all times at-will employment and Company reserves the right to terminate Executives employment and this Agreement for any reason with or without cause, at any time in its sole discretion as provided for in Section 7 of the Agreement.  Likewise, Executive may terminate his employment at any time and for any reason as provided for in Section 7 of this Agreement.

                5.            Compensation.

5.1           Salary. Executive’s annual compensation (“Base Compensation”) under this Agreement shall be $240,000 per year, prorated for any partial year, commencing upon the Effective Date. The Base Compensation shall be payable in equal bi-monthly installments on the fifteenth and end of each month.

5.2             Bonus.                      Executive shall be entitle to an annual cash bonus equal to 3% of the increase in market capitalization of the Company for the period commencing on January 1, 2009 and ending on December 31, 2009.  Executive shall also be entitled to an annual cash bonus in all subsequent years in which he is employed equal to 2% of the increase in market capitalization of the Company during each applicable year thereafter.  The cash bonus shall be paid to Executive no later than January 31 of the year following the year in which the bonus is earned.  At the Company’s option, the cash bonus may be paid to Executive in four (4) equal payments, the first payment on January 31 of the year following the year in which the bonus is earned and the remaining three equal payments shall be made on April 30, July 31 and October 31 of such year.   The cash bonus will be deemed earned on December 31 of each respective year.  In the event the Company elects to make such payment in four equal installments, such payments will be made irrespective of Executives employment at the time such payments become due.    In the event of an acquisition, merger or other pooling of resources with another company, the bonus will be earned based on the market capitalization of the company at the time of the merger or acquisition, and the bonus cash shall be paid to the Executive within 30 days of the merger or acquisition date.  For purposes of clarification, in the event of a decrease in the market capitalization of the Company during any applicable period, Executive will not earn a bonus.  Under no circumstance will Executive be required to return a previously earned bonus or pay any sums to the Company as a result of a decrease in market capitalization.

5.3          Expenses. The Company shall reimburse Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.

5.4          Options. The Executive shall be eligible to participate in the Company’s Stock Incentive Plan, and receive option grant(s) there under for the purchase of common stock of the Company (“ Options ” or “ Option ”) at the discretion of the Board of Directors. The Executive shall receive an initial issuance of one million (1,000,000) Options to be issued and priced at the closing price on November 17, 2008, subject to formal approval of the option grants by the Company’s Board of Directors. The Options granted to the Executive pursuant to this Section 5.4 shall have a term of 5 years and vest quarterly over 2 years so long as Executive remains employed by the Company.  In the event Executive is terminated or resigns prior to the vesting of all Options, any unvested options shall lapse 90 days after termination.

5.5          Vacation. Executive shall be entitled to four (4) weeks paid vacation per year; to be taken at such times as may be approved by the Company’s Board of Directors or its designee. The Executive shall be entitled to carry forward from year to year unused vacation days and shall be entitled to compensation therefore upon termination of employment.

5.6          Other Rights and Benefits. Executive and his dependents shall receive all medical, dental, vision, short/long term disability and drug prescription insurance through the Company’s group plan of insurance or reimbursement for private insurance, including any COBRA coverage available to Executive, or private insurance if such COBRA coverage ceases to be available, at Executive’s option.

6.             Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.                   Termination or Resignation.  Executive’s termination or resignation of employment shall be effective 30 days after the termination or resignation notice is given by the Company or Executive, respectively (“Termination Effective Date”).

8.                               Payment Upon Termination.  Upon Executive's termination of employment by either the Company or Executive, all accrued but unpaid compensation as provided for in Section 5 shall be paid within five (5) days following the Termination Effective Date.  For purposes of calculating the Bonus as provided for in Sections 5.2, the applicable measurement period shall be the period of time from the beginning of the respective year through the Termination Effective Date.

9.             Representations and Warranties. Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

10.             Non-Solicitation and Non-Competition.

10.1                        Non-Solicitation of Employees. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment:

(a)             directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or

(b)             directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit Executive or any entity with which Executive may later be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive. For purposes of this Section, any reference to the Company shall include all of the Company’s Affiliates. As used herein, “Affiliate” means any person or entity controlling, controlled by or under common control with another person or entity.

10.2                        Non-Solicitation of Customers with respect to Competitive Business Activity. Executive agrees that he will not, while employed by the Company, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity. “ Competitive Business Activity ” shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 5% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Board) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company.

10.3                        Non-Competition. Without the prior written consent of the Board of Directors, during the period of employment with the Company, Executive will not, directly or indirectly, engage in any employment, occupation, consulting or other business activity in competition with the Company. Executive acknowledges and agrees that such conduct would violate the duty of loyalty owed by Executive to the Company. Employee agrees to promptly disclose to the Board of Directors, in writing, any business opportunities that are presented to him or her in his or her capacity as an employee of the Company which are of a similar nature to the Company’s current business or business which, to Executive’s knowledge, the Company proposes to engage in.

Executive further acknowledges and agrees that, during the course of performing services for the Company, the Company will furnish, disclose or make available to Executive confidential and proprietary information related to the Company’s business and that such confidential information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by Executive to harm the Company or adversely impact its operations. Accordingly, the Executive hereby agrees, in consideration of the Company’s agreement to hire Executive and to pay the Employee’s compensation for services rendered to the Company and in view of the position of trust to be held by Executive and the confidential nature and proprietary value of the information which the Company may share with Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

For a period of one (1) year following the expiration or termination of the Agreement (the “Restricted Term”), whether such termination is voluntary, involuntary or with or without cause, Executive shall not, without the prior written consent of the Company, for the Executive for his own account or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of providing services, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has targeted or developed during the Term.

Executive further recognizes and acknowledges that the specified restrictions in this paragraph are reasonable, legitimate and fair to Executive in light of the Company’s need to market its services in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable.

If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

11.             Confidentiality and Invention Assignment. In connection with this Agreement, Executive agrees to execute and acknowledges his employment shall be bound by the Company’s Confidentiality and Invention Assignment Agreement. The terms of such Confidentiality and Invention Assignment Agreement are incorporated herein by this reference and Executive acknowledges and agrees that its terms and conditions constitute materials terms of this Agreement.

12.             Miscellaneous.

12.1                        Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

12.2                        Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter, including without limitation the obligations of Executive with to any Confidentiality or Invention Assignment obligations under Section 11.

12.3                        Arbitration.

(a)             Any claim, dispute or other controversy (a “Controversy”) relating to this Agreement shall be settled and resolved by binding arbitration in Los Angeles County, California before a single arbitrator under the Employment Rules of the American Arbitration Association (“ AAA ”) in effect at the time a demand for arbitration is made. If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties. The Parties to this Agreement (the “ Parties ”) shall be entitled to full discovery regarding the Controversy as permitted by the California Code of Civil Procedure. The arbitrator’s decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any reasonable attorneys’ fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator’s fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA’s rules.

(b)             The obligation to arbitrate shall not be binding upon either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

(c)             The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

(d)             This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

12.4                        Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided  that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

12.5                        Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

12.6                        Parties in Interest. Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

12.7                        Assignment. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 12, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon the sale, exchange or other transfer of substantially all of the assets of the Company, the Company shall assign this Agreement to the transferee of such assets. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the Base Compensation set forth in Section 5, above.

12.8                        Attorneys’ Fees. In the event of any Controversy, suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. The foregoing entitlement shall also include attorneys’ fees and costs of the prevailing party on any appeal of a judgment and for any action to enforce a judgment.

12.9                        Modification. This Agreement may be modified only by a contract in writing executed by the parties to this Agreement against whom enforcement of such modification is sought.

12.10                        Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

12.11                        Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

12.12                        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.13                        Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

12.14                        Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

THE COMPANY:

INNOVATIVE CARD TECHNOLOGIES, INC.
a Delaware corporation

Dated:	By:	/s/
Name:
	Title:	Director

EXECUTIVE:

Dated:	By:	/s/
	Name:	Richard Nathan